  Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended April 30, 2019

DORADO, PUERTO RICO / ACCESSWIRE / June 14, 2019 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced revenues from continuing operations for the three and six months ended April 30, 2019 were $5.2 and $9.7 million, respectively, an increase of approximately $1.4 and $2.2 million, or 37% and 30%, respectively, when compared to the same periods last year.

Net income from continuing operations for the three and six months ended April 30, 2019 was approximately $0.7 and $1.2 million, respectively, an improvement of $0.7 and $3.7 million when compared to the same periods last year, respectively. After considering last year's non-recurring 2018 US Tax Reform $2.7 million Transition Tax charge, the increase in net income from continuing operations is mainly attributable to the improvement in revenue and related gross margin. Net income from continuing operations for the three and six months ended April 30, 2019 was also offset by an increase in selling, general and administrative expenses of approximately $51,000 and 126,000, respectively, to increase sales volume, either by promotions or operational support.

In September 2018, we sold the assets of our laboratory segment. Our net income for the three and six months ended April 30, 2019 had an improvement in earnings of approximately $0.8 and $4.0 million, respectively, including the effect of our discontinued laboratory segment.

"We are starting to see the results of our strategy to refocus the Company on consulting services. We will continue to work on executing our business plan and maximizing our operations effectiveness to enhance our services and improve profitability," said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management, and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Spain and Brazil. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2018, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.